Exhibit 11. a.

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                  RASCALS INTERNATIONAL, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                     (In thousands except per share amounts)


                                                                  Nine Months
                                    Year Ended December 31,    Ended September 30,
                                       1999         2000       2000        2001
                                     -------     -------     -------     -------
                                                           (Unaudited)  (Unaudited)
 1) Average shares outstanding        7,674      11,126      10,571       14,854
    Net effect of dilutive stock
      options based on the treasury
      stock method using average
      market price                      --          --          --          --
                                     -------     -------     -------     -------

      Total                            7,674      11,126      10,571      14,854
                                     =======     =======     -------     -------

Basic Net (loss)                     $  (.19)    $  (.14)    $  (.12)    $  (.02)
                                     =======     =======     =======     =======



1) Average shares outstanding are based upon the weighted average shares outstanding for the period presented giving retroactive recognition for the number of equivalent shares (6,175,000) received by Rascals Enterprises, Inc. from Rascals International, Inc. on August 9, 1999.

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